Exhibit 99.3

ARTICLES OF CONVERSION

converting

TRAVELCENTERS OF AMERICA LLC
a Delaware limited liability company

to

TRAVELCENTERS OF AMERICA INC.
a Maryland corporation

THIS IS TO CERTIFY THAT:

FIRST:                                                        TravelCenters of America LLC is a Delaware limited liability company formed under the laws of the State of Delaware on October 10, 2006 (the “Converting Entity”) and, by virtue of these Articles of Conversion and Articles of Incorporation filed for record herewith, is converting (the “Conversion”) to TravelCenters of America Inc., a corporation formed under the general laws of the State of Maryland (the “Converted Corporation”), on the terms and conditions set forth herein.

SECOND:                                         Upon the completion of the Conversion in accordance with the Maryland General Corporation Law and the Delaware Limited Liability Company Act, the Converted Corporation shall, for all purposes of the laws of the State of Maryland, continue as the same entity as the Converting Entity, and the Conversion will have the effects set forth herein and in the Maryland General Corporation Law and the Delaware Limited Liability Company Act.  Upon the completion of the Conversion:

(a)                                 Each five common shares of the Converting Entity (the “Converting Entity Common Shares”), shall, without any action on the part of any member of the Converting Entity, be converted into and exchanged (the “Conversion Ratio”) for one share of common stock of the Converted Corporation, par value $0.001 per share (the “Converted Corporation Common Stock”); provided that no fractional shares of Converted Corporation Common Stock shall be issued as a result of the Conversion, and in lieu of any such fractional shares of Converted Corporation Common Stock, any such holder thereof shall be entitled to receive in lieu thereof cash in an amount equal to the product of the fraction of a share multiplied by the closing price of the Converted Corporation Common Stock as reported on The Nasdaq Stock Market LLC on the last trading day immediately prior to the date of the Effective Time (as adjusted to give effect to the Conversion Ratio).

(b)                                 No shares of the Converting Entity of any class or series other than Converting Entity Common Shares are issued or outstanding.

THIRD:                                                   The terms and conditions of the Conversion were advised, authorized and approved by the Converting Entity in the manner and by the vote required by the laws of the State of Delaware and the Articles of Organization and the Amended and Restated Limited Liability Company Agreement, as amended, of the Converting Entity.

FOURTH:                                        The Conversion has been approved in accordance with the provisions of Subtitle 9 of Title 3 of the Maryland General Corporation Law.

FIFTH:                                                       These Articles of Conversion shall become effective at 12:01 a.m., Eastern time, on August 1, 2019.

SIXTH:                                                     The undersigned acknowledges these Articles of Conversion to be the act and deed of the Converting Entity and, further, as to all matters or facts required to be verified under oath, the undersigned acknowledges that, to the best of his and her knowledge, information and belief, these matters and facts relating to the Converting Entity are true in all material respects and that this statement is made under the penalties for perjury.

- Signature page follows -

IN WITNESS WHEREOF, these Articles of Conversion have been duly executed and attested on behalf of the Converting Entity as of the 30th day of July, 2019.

ATTEST:		TRAVELCENTERS OF AMERICA LLC
a Delaware limited liability company

/s/ Jennifer B. Clark		By:	/s/ Andrew J. Rebholz
Name:	Jennifer B. Clark	Name:	Andrew J. Rebholz
Title:	Secretary	Title:	Chief Executive Officer